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                  AMENDMENT TO STOCK PURCHASE WARRANT NO. WA-17

                  This Amendment to Stock Purchase Warrant No. WA-17 (this "Amendment") is made this 25th day of March, 1998 by and between U.S. HomeCare Corporation (the "Company") and the Connecticut Development Authority (the "CDA").


                                   WITNESSETH:

                  WHEREAS, the Company issued to the CDA Stock Purchase Warrant No. WA-17 (the "Warrant") dated October 6, 1995, as amended on March 25, 1997; and

                  WHEREAS, the Company and the CDA amended the definitions of "Common Stock Deemed Outstanding" and "Exercise Price" on March 25, 1997, which amendments are incorporated herein in their entirety; and

                  WHEREAS, the Company and the CDA desire to further amend the Warrant as provided herein.

                  NOW THEREFORE, the Company and the CDA each intending to be legally bound hereby, covenant and agree as follows:

                  Section 1.  Previous Amendments to the Warrant.

                  The Warrant was amended, effective March 25, 1997, as follows:

                           a.       The definition of "Common Stock Deemed
Outstanding" in Section 1 was deleted in its entirety and the following definition was inserted in lieu thereof:

                           "Common Stock Deemed Outstanding" means, at any given time, (a) the number of shares of Common Stock actually outstanding at such time; (b) the number of shares of Common Stock issuable (i) upon the conversion of outstanding shares of preferred stock and (ii) with respect to all other options, warrants, rights, or other securities convertible into shares of Common Stock (provided that such options, warrants or rights are at an exercise price less than or equal to the Market Price in effect on the relevant date; provided, further that such options, warrants and rights shall only be considered "Common Stock Deemed Outstanding" only to the extent that they have vested and are exercisable on the relevant date), and (c) securities convertible into or exchangeable for any of the foregoing.
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                           b. The definition of "Exercise Price" in Section 1
was amended by deleting the phrase "Section 3" and inserting the phrase "Sections 3 and 5" in lieu thereof.

                  Section 2. Amendments to the Warrant.

                  The Warrant is hereby amended as follows:

                  Section 2.1 is deleted in its entirety and the following shall be inserted in lieu thereof, to be read as though Section 2.1 contained the language set forth below on the original date of the Warrant (it being understood that the number of shares of the Warrant Stock set forth below does not take into account any additional Warrant Stock in favor of the Registered Holder that has become available between the date of the Warrant and the date of this amendment as a result of the adjustment provisions of the Warrant or otherwise):

                  2.1 Exercise Period. (a) The Registered Holder may exercise this Warrant, in whole or in part (but not as to a fractional share of Warrant Stock), with respect to 750,000 shares of the Warrant Stock, subject to subsection (b) below, (subject to adjustment as herein provided at any time prior to 5:00 p.m. (New York time) on March 25, 2002, unless the right to purchase shares of Warrant Stock under this Warrant is earlier terminated pursuant to Section 14 (the "Exercise Period").

                           (b) If at any time when the Junior Debt (as defined in that certain Intercreditor Agreement dated the date hereof among Fleet Bank, National Association ("Fleet"), the Registered Holder, the Company and its subsidiaries listed therein, The Chase Manhattan Bank, N.A., Creditanstalt Bankverein and The Chase Manhattan Bank, N.A., as agent (the "Intercreditor Agreement")) is not in default the Company elects to permanently reduce the principal balance of the Loan (as defined in the Credit Agreement dated the date hereof among Fleet, the Company and the subsidiaries listed therein (the "Credit Agreement")) and reduce the Commitment (as defined in the Credit Agreement), then the Warrant shall (to the extent not previously exercised) be reduced such that the total Warrant Stock obtainable under this Section 2.1 (including any Warrant Stock previously issued pursuant to a partial exercise of this Warrant) is equal to the product of 750,000 shares times a fraction, the numerator of which is the Commitment following such reduction and the denominator of which is $3 million; provided, however, that upon an event of default that results in total payments by the Registered Holder to Fleet pursuant to the Guarantee Agreement dated the date


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         hereof among Fleet, the Registered Holder and the Company and its subsidiaries listed therein (the "Guarantee") of an amount greater than the Commitment then outstanding, then the Warrant shall be increased such that the total Warrant Stock obtainable under this Section 2.1 (including any Warrant Stock previously issued pursuant to a partial exercise of this Warrant) is equal to the product of 750,000 shares times a fraction (not to exceed 1.0), the numerator of which is the total payments made as of the date of such calculation by the Registered Holder to Fleet pursuant to the Guarantee and any additional amounts owed to the Registered Holder by the Company and its subsidiaries as of the date of such calculation pursuant to the terms of the Credit Agreement, and the denominator of which is $3 million.

                  Section 3. Further Action and Assurances.

                  The Company and the CDA hereby agree to execute and deliver such additional documents and shall cause such further and additional action to be taken as may be required or, in the reasonable judgment of the Company and the CDA necessary or desirable to effect or evidence the provisions or intent of this Amendment and the transactions contemplated hereby.

                  Section 4. Reference to and Effect on the Warrant.

                  Except as specifically amended above, the Warrant shall remain in full force and effect and is hereby ratified and confirmed.

                  Section 5. Execution in Counterparts.

                  This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

                  Section 6. Governing Law.

                  This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws or choice of law.

                  Section 7. Headings.

                  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Amendment as of the date first above written.

                                        U.S. HOMECARE CORPORATION


                                        By:

                                        Clifford G. Johnson
                                        Vice President, Finance and
                                        Administration & Chief Financial Officer


                                        CONNECTICUT DEVELOPMENT AUTHORITY

                                        By:

                                        Name:

                                        Title:


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